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                                                                   EXHIBIT 99.13



                       CREDIT AND REIMBURSEMENT AGREEMENT
                          MODIFICATION AGREEMENT NO. 2



         This Credit and Reimbursement Agreement Modification Agreement No. 2 dated as of September 26, 1997 by and between Decora, Incorporated, a business corporation organized and existing under the laws of the State of Delaware and authorized to do business in the State of New York under the name Decora Manufacturing, having an office for the transaction of business located at 1 Mill Street, Fort Edward, New York 12828 (hereinafter referred to as the "Company") and Fleet Bank, a banking corporation organized and existing under the laws of the State of New York having an office for the transaction of business located at 69 State Street, Albany, New York 12201 (the "Bank").

                              W I T N E S S E T H:

         WHEREAS, as of November 1, 1996, the Company executed in favor of the Bank a Credit and Reimbursement Agreement (the "Credit and Reimbursement Agreement") in connection with that certain letter of credit issued by the Bank in favor of Mellon Bank, FSB, as Trustee, concerning the issuance by the Counties of Warren and Washington Industrial Development Agency of Two Million Four Hundred Sixty Thousand and no/100 Dollars ($2,460,000.00) aggregate principal amount industrial development revenue bonds (Decora, Incorporated Project, Series 1996), which Credit and Reimbursement Agreement was modified pursuant to the terms of that certain Credit and Reimbursement Agreement Modification Agreement No. 1 by and between the Company and the Bank dated March 27, 1997 (the "Amendment No. 1"); and

         WHEREAS, the Company and the Bank have agreed to further modify certain terms of the Credit and Reimbursement Agreement.

         NOW, THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration, the receipt of which is acknowledged by the parties, the Company and the Bank hereby agree as follows:

         1. Section 6.01(G) of Article VI of the Credit and Reimbursement Agreement entitled "Reporting Requirements" is hereby amended, modified and restated in its entirety to read as follows:

                  "(G) REPORTING REQUIREMENTS. Furnish, or cause to be furnished, to the Bank:

                           (1) within ninety five (95) days of the end of its fiscal year, annual certified public accountant audited, consolidated statements for the Company and its Guarantor (which must include a consolidating statement schedule), all prepared in accordance with generally



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                                accepted accounting principles ("GAAP")
                                consistently applied, as well as copies of the Company's 10-k reports;

                           (2) within thirty (30) days of each calendar month end, internally prepared financial statements for the Company for the preceding month, in form acceptable to the Bank, all prepared in accordance with GAAP;

                           (3) within fifty (50) days of the end of each fiscal quarter, 10Q reports for the Guarantor;

                           (4) within thirty (30) days of the end of each month, separate domestic and international account receivable aging reports concerning the Company in form acceptable to the Bank;

                           (5) within sixty (60) days after the end of each fiscal quarter, a compliance letter acknowledged by the Chief Financial Officers of both the Company and its Guarantor concerning those financial covenants referenced below in subparagraph (H);

                           (6) promptly after the commencement thereof, but in any event not later than ten (10) days after service of process with respect thereto on the Company or its Guarantor, notice of all actions, suits or proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality which could materially adversely effect the Company's or its Guarantor's financial condition or operations; and

                           (7) such other information with respect to the condition or operations, financial or otherwise, of the Company, its Guarantor or of any entity which is a Related Person thereto."

         2. Section 6.01(H) of Article VI of the Credit and Reimbursement Agreement entitled "Financial Covenants" is hereby amended, modified and restated in its entirety as follows:

             (H) FINANCIAL COVENANTS. The Company shall maintain the following financial covenants:

                  (i) a minimum current ratio of 1.30 to 1.00 during fiscal year 1998 and 1.50 to 1.00 during fiscal year 1999 and thereafter. For the purposes of this Agreement, current ratio shall be defined as the ratio of the Company's current assets (including the unused formula



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                         loan availability under that certain $6,000,000.00
                         revolving line of credit loan extended by the Bank to the Company and that certain $1,000,000.00 revolving line of credit loan extended by the Bank to the Company [collectively the "Revolver Loans"]) to the Company's current liabilities (excluding the aforementioned Revolver Loans) as would be shown on the fiscal quarter end and fiscal year end balance sheets of the Company prepared in accordance with GAAP;

                  (ii) a minimum working capital of Four Million and no/100 Dollars ($4,000,000.00) as at September 30, 1997
                         through December 31, 1997 and Five Million Five Hundred Thousand and no/100 Dollars ($5,500,000.00) as at March 31, 1998. During fiscal year 1999 and thereafter, the Company must maintain a minimum working capital of Seven Million and no/100 Dollars ($7,000,000.00), all as would be shown on the fiscal quarter end and fiscal year end balance sheets of the Company prepared in accordance with GAAP. For the purposes of determining working capital, the Company's liability to the Bank pursuant to the Revolver Loans will be excluded, and the Company's current assets shall be increased by the Company's unused formula loan availability under the Revolver Loans.

                  (iii) a total debt to tangible net worth ratio at fiscal year end March 31, 1998 of 5.00 to 1.00, at fiscal year end March 31, 1999 of 4.00 to 1.00, at fiscal year end March 31, 2000 of 3.00 to 1.00 and at fiscal year end March 31, 2001 and thereafter at each March 31 fiscal year end of 2.50 to 1.0. For the purposes of this Agreement, debt to tangible net worth ratio shall be defined as the ratio of the Company's total liabilities (less subordinated debt) divided by the sum of the Company's tangible net worth plus subordinated debt less the amount of the outstanding principal balance of the notes receivable from the Guarantor, as would be shown on the fiscal quarter end and fiscal year end balance sheets of the Company prepared in accordance with GAAP. For the purposes of this Agreement, the calculation for fiscal year end March 31, 1998 shall exclude the one time charge to earnings from September 26, 1997 to and including December 31, 1997, in an amount not to exceed $750,000.00, for efficiencies realized as a result of "right sizing" of the business of



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                         the Company, its Guarantor and Decora Industries
                         Deutscheland GmbH which reduce the Company's consolidated stockholders equity;

                  (iv) a minimum debt service coverage ratio during fiscal year 1998 of 1.15 to 1.00 and during fiscal year 1999 and thereafter of 1.20 to 1.00. For the purposes of this Agreement, debt service coverage ratio will be calculated using the trailing four quarters of the Company's earnings before interest, taxes, depreciation and amortization minus the Company's cash capital expenditures (net of financed capital expenditures) divided by the sum of Company's trailing four quarters debt service payments (principal and interest) less funds used to repay the Company's indebtedness owed to CIGNA (whether in the form of debt or equity) minus amortization of non-cash debt discount associated with subordinated debt, as would be shown on the fiscal quarter end and fiscal year end balance sheets of the Company prepared in accordance with GAAP. For the purposes of this Agreement, the calculation for fiscal year end March 31, 1998 shall exclude the one time charge to earnings from September 26, 1997 to and including December 31, 1997, in an amount not to exceed $750,000.00, for efficiencies realized as a result of "right sizing" of the business of the Company, the Guarantor and Decora Industries Deutscheland GmbH which reduce the Company's consolidated stockholders equity;

                  (v) the Company shall be limited to making annual capital expenditures in the maximum amount of One Million Five Hundred and no/100 Dollars during fiscal year 1998 and One Million and no/100 Dollars during the balance of the term of this Agreement. If required by the terms of the manufacturing agreement between the Company and Rubbermaid, for each year during the term of this Agreement, the Company must provide evidence, satisfactory to the Bank, that the Company has received the consent of Rubbermaid to make capital expenditures exceeding One Million and no/100 Dollars ($1,000,000.00) in said year;

                  (vi) the Company's expenditures for management fees shall not exceed Eight Hundred Thousand and no/100 Dollars ($800,000.00) per annum;

                  (vii) the consolidated stockholders equity of the Company as of March 31, 1998 shall not be less



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                         than the remainder of $14,415,000.00 minus the lesser
                         of (a) $750,000.00 or (b) the one time charge to earnings from September 26, 1997 to and including December 31, 1997 for efficiencies realized as a result of "right sizing" of the business of the Company, the Guarantor and Decora Industries Deutscheland GmbH which reduce the Company's consolidated stockholders equity (such remainder the "1998 Company Net Worth"); the consolidated stockholders equity of the Company at March 31, 1999 shall not be less than the sum of the 1998 Company Net Worth plus $2,500,000.00; the consolidated stockholders equity of the Company at March 31, 2000 shall not be less than the sum of the 1998 Company Net Worth plus $6,500,000.00; and at each fiscal year end thereafter, the consolidated stockholders equity of the Company shall not be less than the sum of consolidated stockholders equity of the Company required to be maintained at the end of the immediately prior fiscal year plus $6,000,000.00; and

                  (viii) the consolidated stockholders equity of the Guarantor at March 31, 1999 shall not be less than the sum of the consolidated stockholders equity of the Guarantor at March 31, 1998 (the "1998 Guarantor Net Worth") plus $4,000,000.00; the consolidated stockholders equity of the Guarantor at March 31, 2000 shall not be less than the sum of the 1998 Guarantor Net Worth plus $10,000,000.00; and at each fiscal year end thereafter, the consolidated stockholders equity of the Guarantor shall not be less than the sum of consolidated stockholders equity of the Guarantor required to be maintained at the end of the immediately prior fiscal year plus $8,000,000.00."

         3. Except as expressly modified pursuant to the terms hereof, all the remaining terms of the Credit and Reimbursement Agreement, as previously modified pursuant to Amendment No. 1, remain in full force and effect without modification.

         4. The Company hereby warrants and covenants to the Bank that as of the date of this Credit and Reimbursement Agreement Modification Agreement No. 2, there are no disputes, offsets, claims or counterclaims of any kind or nature whatsoever under the Credit and Reimbursement Agreement, Amendment No. 1 or any of the documents executed herewith or therewith or the obligations represented or evidenced hereby or thereby.



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         5.  By signing this Credit and Reimbursement Agreement Modification
             Agreement No. 2, Decora Industries, Inc. (the "Guarantor") hereby consents to all the provisions of this Credit and Reimbursement Agreement Modification Agreement No. 2 and ratifies and affirms its obligations to the Bank pursuant to that certain Guaranty Agreement also dated as of November 1, 1996, executed by the Guarantor in favor of the Bank (the "Guaranty") and ratifies, confirms and approves of this Credit and Reimbursement Agreement Modification Agreement No. 2 and hereby warrants and covenants to the Bank that as of the date of this Credit and Reimbursement Agreement Modification Agreement No. 2 there are no disputes, offsets, claims or counterclaims of any kind or nature whatsoever under the Guaranty or any of the documents executed in connection herewith or therewith or the obligations represented or evidenced hereby or thereby.

         IN WITNESS WHEREOF, the parties hereto have executed this Credit and Reimbursement Agreement Modification Agreement No. 2 the day and year first above written.


                                       Fleet Bank


                                       By:  ______________________________
                                            James M. Marini, Vice President


                                       Decora, Incorporated d/b/a Decora
                                       Manufacturing


                                       By:  ________________________________
                                            Timothy N. Burditt,
                                            Vice President - Finance






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                                       Decora Industries, Inc.


                                       By:  ________________________________
                                            Timothy J. Burditt,
                                            Executive Vice President -
                                            Finance and Administration





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